Amendment to Banta Corporation Supplemental
                       Retirement Plan for Key Employees


             1. The second sentence of section 3 of the SERP is amended to read as follows:

                  The term "Committee" shall mean the Compensation Committee of the Board of Directors of the Corporation.

             2. The third sentence of section 3 of the SERP is amended to read as follows:

                  Notwithstanding the foregoing, for purposes of this Supplemental Plan, "Compensation" and "Average Monthly Compensation" shall be:

                       (i) deemed to include any non-deferred bonuses paid after December 31, 1996 under the Banta Corporation Management Incentive Award Plan, the Banta Corporation Long Term Incentive Plan, or any successor to any such plan;

                       (ii) deemed to include any amounts not otherwise
                            included therein or taken into account in the calculation thereof which the Eligible Employee would have received for such period but for his election to defer such amount pursuant to the Banta Corporation 1985 Deferred Compensation Plan, the Banta Corporation 1988 Deferred Compensation Plan, after December 31, 1996 the bonus plans identified in (i) above, or any successor to any such plan; and

                      (iii) calculated without regard to the limitations
                            imposed by Section 401(a)(17) of the
                            Internal Revenue Code of 1986 on the amount of compensation that may be taken into account by plans qualifying under such Section.


                                      * * *